Exhibit 99.1

IPG PHOTONICS ANNOUNCES RECORD FIRST QUARTER 2018 FINANCIAL RESULTS
Revenue and Earnings per Diluted Share Increase 26% and 40%, Respectively
OXFORD, Mass. – May 1, 2018 - IPG Photonics Corporation (NASDAQ: IPGP) today reported financial results for the first quarter ended March 31, 2018.

	Three Months Ended March 31,
(In millions, except per share data)	2018	2017	% Change
Revenue	$359.9	$285.8	26%
Gross margin	56.5%	55.0%
Operating income	$141.1	$101.5	39%
Operating margin	39.2%	35.5%
Net income attributable to IPG Photonics Corporation	$106.3	$74.9	42%
Earnings per diluted share	$1.93	$1.38	40%
Management Comments
"The momentum that carried IPG through an outstanding year in 2017 continued in the first quarter of 2018. We delivered record first quarter revenue and net income, driven by the rapid adoption of IPG's high power products within our largest market segments and geographies," said Dr. Valentin Gapontsev, IPG Photonics' Chief Executive Officer.
First quarter revenue of $359.9 million increased 26% year over year. Materials processing sales increased 28% year over year and accounted for approximately 94% of total sales driven by strength in cutting and 3D printing applications. Sales to other markets decreased 5% year over year. High power CW laser sales increased 37% year over year, representing 64% of total revenue, with even stronger growth in sales of ultra-high power CW lasers with power levels of six kilowatts and above. By region, sales increased 29% in China and Europe, 39% in Japan, and 3% in the United States, on a year over year basis.
Earnings per diluted share ("EPS") of $1.93 increased 40% year over year. Foreign exchange gains benefited EPS by $0.07. The effective tax rate in the quarter was 25%. IPG's tax rate benefited from the lower U.S. Federal tax rate of 21%, while certain discrete items, including excess tax benefits related to equity compensation, were offset by additional taxes accrued for Global Intangible Low Taxed Income ("GILTI") net of Foreign Derived Intangible Income ("FDII") deduction benefits.
During the first quarter, IPG generated $99.7 million in cash from operations and used $39.1 million to finance capital expenditures. IPG ended the quarter with $1.18 billion in cash and cash equivalents and short-term investments, representing an increase of $59.8 million from December 31, 2017.
Business Outlook and Financial Guidance
"During the first quarter of 2018 we achieved the highest level of quarterly bookings in the Company's history. As a result, our first quarter book-to-bill ratio was above 1, positioning us to deliver strong results in the second quarter as well," said Dr. Gapontsev.
For the second quarter of 2018, IPG expects revenue of $400 million to $430 million, representing growth of 8% to 15% year over year. The Company expects the second quarter tax rate to be approximately 26% excluding effects relating to equity grants, and anticipates delivering earnings per diluted share in the range of $2.05 to $2.35, representing growth in the range of 7% to 23% year over year, with 53.7 million basic common shares outstanding and 55.2 million diluted common shares outstanding. At this time, IPG is not updating its 2018 annual guidance.
As discussed in more detail in the "Safe Harbor" passage of this news release, actual results may differ from this guidance due to various factors including, but not limited to, product demand, order cancellations and delays, competition and general economic conditions. This guidance is based upon current market conditions and expectations, and is subject to the risks outlined in the Company's reports with the SEC, and assumes exchange rates relative to the U.S. Dollar of Euro 0.81, Russian Ruble 57, Japanese Yen 106 and Chinese Yuan 6.29, respectively.
Supplemental Financial Information
Additional supplemental financial information is provided in the First Quarter 2018 Financial Data Workbook available on the investor relations section of the Company's website at investor.ipgphotonics.com.
Conference Call Reminder
The Company will hold a conference call today, May 1, 2018 at 10:00 am ET. To access the call, please dial 877-407-6184 in the US or 201-389-0877 internationally. A live webcast of the call will also be available and archived on the investor relations section of the Company's website at investor.ipgphotonics.com.
Contact
James Hillier
Vice President of Investor Relations
IPG Photonics Corporation
508-373-1467
jhillier@ipgphotonics.com
About IPG Photonics Corporation
IPG Photonics Corporation is the leader in high-power fiber lasers and amplifiers used primarily in materials processing and other diverse applications. The company’s mission is to make its fiber laser technology the tool of choice in mass production. IPG accomplishes this mission by delivering superior performance, reliability and usability at a lower total cost of ownership compared with other types of lasers and non-laser tools, allowing end users to increase productivity and decrease costs. A member of the S&P 500® Index, IPG is headquartered in Oxford, Massachusetts and has more than 25 facilities worldwide. For more information, visit www.ipgphotonics.com.
Safe Harbor Statement
Information and statements provided by IPG and its employees, including statements in this press release, that relate to future plans, events or performance are forward-looking statements. These statements involve risks and uncertainties. Any statements in this press release that are not statements of historical fact are forward-looking statements, including, but not limited to, delivering strong results in the second quarter, and revenue and earnings guidance for the second quarter. Factors that could cause actual results to differ materially include risks and uncertainties, including risks associated with the strength or weakness of the business conditions in industries and geographic markets that IPG serves, particularly the effect of downturns in the markets IPG serves; uncertainties and adverse changes in the general economic conditions of markets; IPG's ability to penetrate new applications for fiber lasers and increase market share; the rate of acceptance and penetration of IPG's products; inability to manage risks associated with international customers and operations; foreign currency fluctuations; high levels of fixed costs from IPG's vertical integration; the appropriateness of IPG's manufacturing capacity for the level of demand; competitive factors, including declining average selling prices; the effect of acquisitions and investments; inventory write-downs; asset impairment charges; intellectual property infringement claims and litigation; interruption in supply of key components; manufacturing risks; government regulations and trade sanctions; and other risks identified in IPG's SEC filings. Readers are encouraged to refer to the risk factors described in IPG's Annual Report on Form 10-K (filed with the SEC on February 28, 2018) and its periodic reports filed with the SEC, as applicable. Actual results, events and performance may differ materially. Readers are cautioned not to rely on the forward-looking statements, which speak only as of the date hereof. IPG undertakes no obligation to update the forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

IPG PHOTONICS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended March 31,
	2018	2017
	(in thousands, except per share data)
NET SALES	$359,864	$285,846
COST OF SALES	156,502	128,579
GROSS PROFIT	203,362	157,267
OPERATING EXPENSES:
Sales and marketing	13,516	10,827
Research and development	28,546	22,780
General and administrative	25,495	17,726
(Gain) loss on foreign exchange	(5,295)	4,453
Total operating expenses	62,262	55,786
OPERATING INCOME	141,100	101,481
OTHER INCOME (EXPENSE), Net:
Interest income, net	311	308
Other income (expense), net	443	(529)
Total other income (expense)	754	(221)
INCOME BEFORE PROVISION FOR INCOME TAXES	141,854	101,260
PROVISION FOR INCOME TAXES	(35,520)	(26,328)
NET INCOME	106,334	74,932
LESS: NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS	—	(13)
NET INCOME ATTRIBUTABLE TO IPG PHOTONICS CORPORATION	$106,334	$74,945
NET INCOME ATTRIBUTABLE TO IPG PHOTONICS CORPORATION PER SHARE:
Basic	$1.98	$1.40
Diluted	$1.93	$1.38
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	53,694	53,368
Diluted	55,182	54,370

IPG PHOTONICS CORPORATION
SUPPLEMENTAL SCHEDULE OF STOCK-BASED COMPENSATION AND ACCOUNTING STANDARD IMPACTS TO NET INCOME AND EARNINGS PER SHARE

	Three Months Ended March 31,
(In thousands)	2018	2017
Cost of sales	$1,568	$1,391
Sales and marketing	556	452
Research and development	1,416	1,205
General and administrative	2,875	2,303
Total stock-based compensation	6,415	5,351
Tax benefit recognized	(1,431)	(1,720)
Net stock-based compensation	$4,984	$3,631

(In thousands, except share and per share data)	Three Months Ended March 31,
	2018	2017
Excess tax benefit on exercise of stock options included in net income	$3,159	$4,130

IPG PHOTONICS CORPORATION
SUPPLEMENTAL SCHEDULE OF ACQUISITION RELATED COSTS AND OTHER CHARGES

	Three Months Ended March 31,
(In thousands)	2018	2017
Step-up of inventory (1)
Cost of sales	$282	$—
Amortization of intangible assets
Cost of sales	$1,169	$745
Sales and marketing	602	160
Research and development	160	160
Impairment charge related to long-lived asset
General and administrative	—	162
Total acquisition related costs and other charges	$2,213	$1,227

(1) 2018 amount relates to ILT step-up adjustments on inventory sold during the period.

IPG PHOTONICS CORPORATION
CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2018	2017
	(In thousands, except share and per share data)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$969,123	$909,900
Short-term investments	206,786	206,257
Accounts receivable, net	235,477	237,278
Inventories	356,375	307,712
Prepaid income taxes	42,430	44,944
Prepaid expenses and other current assets	54,695	47,919
Total current assets	1,864,886	1,754,010
DEFERRED INCOME TAXES, NET	24,940	26,976
GOODWILL	55,705	55,831
INTANGIBLE ASSETS, NET	49,284	51,223
PROPERTY, PLANT AND EQUIPMENT, NET	479,058	460,206
OTHER ASSETS	24,134	19,009
TOTAL	$2,498,007	$2,367,255
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$3,604	$3,604
Accounts payable	33,369	35,109
Accrued expenses and other liabilities	135,750	144,417
Income taxes payable	22,820	15,773
Total current liabilities	195,543	198,903
DEFERRED INCOME TAXES AND OTHER LONG-TERM LIABILITIES	112,612	100,652
LONG-TERM DEBT, NET OF CURRENT PORTION	44,483	45,378
Total liabilities	352,638	344,933
COMMITMENTS AND CONTINGENCIES
IPG PHOTONICS CORPORATION STOCKHOLDERS' EQUITY:
Common stock, $0.0001 par value, 175,000,000 shares authorized; 54,204,016 and 53,742,849 shares issued and outstanding, respectively, at March 31, 2018; 54,007,708 and 53,629,439 shares issued and outstanding, respectively, at December 31, 2017	5	5
Treasury stock, at cost (461,167 and 378,269 shares held)	(69,004)	(48,933)
Additional paid-in capital	714,255	704,727
Retained earnings	1,550,807	1,443,867
Accumulated other comprehensive loss	(50,694)	(77,344)
Total IPG Photonics Corporation stockholders' equity	2,145,369	2,022,322
TOTAL	$2,498,007	$2,367,255

IPG PHOTONICS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
	2018	2017
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$106,334	$74,932
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	19,223	14,504
Provisions for inventory, warranty & bad debt	9,318	9,002
Other	11,829	13,863
Changes in assets and liabilities that used cash:
Accounts receivable/payable	9,076	(24,361)
Inventories	(49,744)	(22,408)
Other	(6,383)	(14,712)
Net cash provided by operating activities	99,653	50,820
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(39,113)	(21,875)
Proceeds from sales of property, plant and equipment	210	99
Purchases of short-term investments	(70,777)	(28,173)
Proceeds from sales of short-term investments	70,161	70,370
Other	76	(47)
Net cash (used in) provided by investing activities	(39,443)	20,374
CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on long-term borrowings	(895)	(797)
Proceeds from issuance of common stock under employee stock option and purchase plans less payments for taxes related to net share settlement of equity awards	3,113	9,600
Purchase of Treasury Stock, at cost	(20,071)	(12,539)
Net cash used in financing activities	(17,853)	(3,736)
EFFECT OF CHANGES IN EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	16,866	6,465
NET INCREASE IN CASH AND CASH EQUIVALENTS	59,223	73,923
CASH AND CASH EQUIVALENTS — Beginning of period	909,900	623,855
CASH AND CASH EQUIVALENTS — End of period	$969,123	$697,778
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$799	$447
Cash paid for income taxes	$19,546	$31,371